Exhibit 5.1

PILLSBURY WINTHROP SHAW PITTMAN LLP

50 FREMONT STREET

SAN FRANCISCO, CA 94105

March 5, 2007

Headwaters Incorporated

10653 South River Front Parkway, Suite 300

South Jordan UT 84095

Re:	Registration Statement on Form S-4

Ladies and Gentlemen:

We are acting as counsel for Headwaters Incorporated, a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) relating to the registration under the Securities Act of 1933 (the “Act”) of an offer of a new series of 2 7/8% Convertible Senior Subordinated Notes due 2016 (the “New Securities”), an exchange fee for all of the Company’s outstanding 2 7/8% Convertible Senior Subordinated Notes due 2016, and shares of Common Stock, par value $0.001, of the Company initially issuable upon conversion of the New Securities (the “Convertible Shares”). The New Securities will be issued pursuant to an indenture (the “Indenture”) between the Company and Wells Fargo Bank, N.A. (the “Trustee”).

We have reviewed and are familiar with such corporate proceedings and other matters as we have deemed necessary for this opinion. In rendering this opinion, we have assumed that the Indenture has been duly authorized, and will be duly executed and delivered by the Trustee, the New Securities will be properly authenticated by the manual signature of an authorized representative of the Trustee, and the signatures on all documents examined by us are genuine, which assumptions we have not independently verified. Based upon the foregoing, we are of the opinion that (i) when issued as contemplated by the Registration Statement, the New Securities will be legally issued and constitute valid and binding obligations of the Company enforceable against the Company in accordance with their terms and entitled to the benefits of the Indenture, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws affecting or relating to the rights of creditors generally, by general principles of equity (regardless of whether considered in a proceeding in equity or at law), and by requirements of reasonableness, good faith and fair dealing, and (ii) the Convertible Shares have been duly authorized and, when issued by the Company upon conversion of the New Securities in accordance with the Indenture, will be legally issued, fully paid and nonassessable.

This opinion is limited to matters governed by the General Corporation Law of the State of Delaware, including the statutory provisions and all applicable provisions of the Delaware Constitution, including reported judicial decisions interpreting these laws, and the laws of the State of New York.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement and in the Prospectus included therein. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ PILLSBURY WINTHROP SHAW PITTMAN LLP

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